Exhibit 10.2

CONFIDENTIAL
September 21, 2023

Ingrid Choong
Senior Vice President, Clinical Development

Dear Ingrid,
Eiger is very pleased to offer you a promotion to Chief Business Officer reporting directly to David Apelian, Chief Executive Officer. Your new responsibilities are outlined in the attached job description.  Your remote position will continue to be headquartered at 2155 Park Blvd, Palo Alto, CA 94306.
The following are the details:

Your new annual base salary is $440,000 which includes a promotion increase of 5.1% or $21,300.

Your FY23 STI target bonus eligibility is 40% of your base salary.

You have also been granted a stock option to purchase 54,000 shares, which will become available in your E*TRADE account soon after the grant. The shares will vest monthly in 48 equal installments. The shares will be priced on the last trading day of the month.

Should you accept this offer, your new salary, STI target eligibility and options grant will be effective as of Thursday, September 21, 2023.

Thank you and congratulations! We look forward to your success in your new role!

Sincerely,

    /s/ David Apelian
    David Apelian
Chief Executive Officer

Acceptance:
I hereby accept this promotion at Eiger Biopharmaceuticals, Inc.  I understand and agree that my employment with the company continues to be voluntarily and that I may resign at any time.  Similarly, my employment may be terminated for any reason and at any time without previous notice.  I understand this promotion letter constitutes employment “at-will” and no contractual relationship or actionable promises exist between the employer and employee. This term of employment is not subject to change or modification of any kind except in writing and signed by the Senior Director of Human Resources and the Chief Executive Officer of Eiger Biopharmaceuticals, Inc.
    /s/ Ingrid Choong                    9/20/2023
Signature                        Date
Ingrid Choong